UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2011

Myriad Genetics, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-26642

Delaware	87-0494517
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices, including zip code)

801-584-3600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 27, 2011, Myriad Genetics, Inc. (“Myriad”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with privately-held Rules-Based Medicine, Inc., a Delaware corporation (“RBM”), Myriad RBM, Inc., a Delaware corporation and wholly-owned subsidiary of Myriad (the “Merger Subsidiary”) and Mark Chandler, Ph.D., in his capacity as the representative of the stockholders of RBM (the “Representative”), to acquire RBM. The Merger Agreement provides that Myriad will pay an aggregate cash purchase price to the securityholders of RBM of approximately $80 million, subject to adjustment in accordance with the terms of the Merger Agreement based on, among other things, the levels of working capital, indebtedness and cash of RBM at closing and RBM’s transaction expenses (as adjusted, the “Merger Consideration”), to acquire RBM on a cash-free and debt-free basis. Myriad is funding the purchase price out of cash on hand. The acquisition is structured as a reverse triangular merger transaction in which the Merger Subsidiary shall merge with and into RBM, with RBM surviving the merger as the surviving corporation and a wholly-owned subsidiary of Myriad and the separate corporate existence of the Merger Subsidiary shall cease (the “Merger”). On April 27, 2011, Myriad issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Merger, the Merger Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of Myriad, RBM and the Merger Subsidiary. After the execution and delivery of the Merger Agreement by the parties thereto, RBM’s stockholders executed and delivered to Myriad a unanimous written consent approving the Merger, the Merger Agreement and the transactions contemplated thereby. Approval by Myriad’s stockholders is not required. The transaction is expected to close on or before May 31, 2011, subject to customary closing conditions.

Each share of capital stock of RBM outstanding at the closing of the Merger will be converted into a right to receive a cash portion of the Merger Consideration in an amount that will be determined in accordance with the liquidation provisions of RBM’s certificate of incorporation. All vested and unvested stock options and other equity awards issued by RBM will be cancelled as of the closing of the Merger. In-the-money equity awards will be cashed out in the Merger and underwater equity awards will be cancelled without consideration in accordance with the terms of such stock options and other equity awards. All warrants to purchase capital stock of RBM, to the extent not exercised prior to the closing of the Merger, will terminate by their terms as of the closing of the Merger.

Also, upon the closing of the Merger, $8 million will be deposited into an escrow account to fund (i) any post-closing adjustments to the Merger Consideration payable to Myriad based upon differences between the estimated working capital and the actual working capital of RBM at closing, and (ii) any indemnification claims made by Myriad pursuant to the Merger Agreement for a period of one year (or longer if claims are pending at the end of one year) as the generally exclusive method of securing certain indemnification obligations of the stockholders of RBM.

Under the terms of the Merger Agreement, the stockholders are obligated to indemnify Myriad for all losses resulting from breaches of RBM’s representations and warranties and RBM’s breach or failure to perform its covenants under the Merger Agreement. Similarly, Myriad is obligated to indemnify the stockholders of RBM for all losses resulting from breaches of Myriad’s representations and warranties and Myriad’s breach or failure to perform its covenants under the Merger Agreement. The Company’s indemnification claims are limited to and must be satisfied out of the escrow amount, except in certain circumstances. In each case, indemnification claims are required to be asserted within one year following the closing of the Merger, except in certain circumstances.

The Merger Agreement may be terminated at any time prior to closing by either party through mutual consent. The Merger Agreement may be terminated by either party if all of the closing conditions have not been satisfied and the closing has not occurred within 75 days of the signing of the agreement. The Merger Agreement also may be terminated by either party in the event of certain material breaches or misrepresentations by the other party that are not timely cured, provided that the party desiring to terminate the agreement is not itself in breach or default under the Merger Agreement.

The foregoing description of the Merger Agreement is a summary and is qualified in its entirety by the terms of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Myriad or RBM. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Myriad or RBM or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule provided by RBM, which is not being filed with this Current Report on Form 8-K as permitted by the rules and regulations of the Securities and Exchange Commission. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they may be modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Myriad’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of April 27, 2011, by and among the Company, Myriad RBM, Inc., Rules-Based Medicine, Inc. and Mark Chandler, Ph.D.*

99.1	Press release announcing entry into definitive merger agreement dated April 27, 2011.

*	The schedules and exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplemental copies of any such schedules or exhibits to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: May 3, 2011	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer